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Exhibit 99.1

BUCYRUS INTERNATIONAL, INC. INITIAL PUBLIC OFFERING PRICED AT $18.00 PER SHARE

        South Milwaukee, Wisconsin, July 22, 2004—Bucyrus International, Inc. today announced that its public offering of 10,750,000 shares of its Class A common stock was priced at $18.00 per share. The Class A common stock will be quoted on the Nasdaq National Market commencing on Friday, July 23 under the symbol "BUCY."

        In the offering, Bucyrus is selling 7,941,177 shares, and American Industrial Partners (AIP), through a newly-formed subsidiary, is selling 2,808,823 shares. AIP has also granted the underwriters of the offering an option to purchase up to an additional 1,612,500 shares to cover any over-allotments.

        Goldman, Sachs & Co. is acting as sole book runner for the offering. Lehman Brothers Inc. and Legg Mason Wood Walker, Incorporated are co-managers. A copy of the prospectus relating to the offered shares of Class A common stock may be obtained from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, New York 10004 (Telephone: 212.902.1171).

        A registration statement relating to the Class A common stock has been filed with the Securities and Exchange Commission and has been declared effective by the Commission. This press release is not an offer to sell the common stock and it is not an offer to buy the common stock in any jurisdiction where the offer or sale is not permitted.

About Bucyrus International, Inc.

        Bucyrus is one of the world's leading manufacturers of large-scale excavation equipment used in surface mining and had approximately $337.7 million in sales in 2003. Bucyrus machines are used throughout the world by customers mining copper, coal, oil sands, iron ore and other minerals. An important part of the company's business consists of aftermarket sales in support of its large installed base (almost $10 billion based on estimated current replacement value) of machines which have service lives from 15 to 40 years.

Special Note Regarding Forward-Looking Statements

        Statements contained in this press release, that are not based on current or historical facts, are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Bucyrus' actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statement.

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About Bucyrus International, Inc.
Special Note Regarding Forward-Looking Statements